1ST MARINER BANK PROVIDES UPDATE ON ITS COMPLIANCE WITH REGULATORY ORDERS

BALTIMORE, MD- April 15, 2013 - 1st Mariner Bank, the wholly owned subsidiary of 1st Mariner Bancorp (OTCBB: FMAR), announced today that the Federal Deposit Insurance Corp. has lifted a cease and desist order that the bank has operated under since April, 2009. The order required the Bank to improve its compliance with fair lending practices.

“The termination of the order acknowledges our success in meeting the FDIC’s requirements for internal operations and controls over our regulatory compliance activities. We’re pleased that we were able to have this order removed,” said Mark A. Keidel, President and interim-Chief Executive Officer.

Mr. Keidel continued, “The bank continues to operate under a separate cease and desist order issued in September, 2009 with the FDIC and Maryland’s Office of the Commissioner of Financial Regulation. That order requires 1st Mariner to increase its regulatory capital. The Bank continues its efforts to satisfy the provisions of September, 2009 order.”

About 1st Mariner

1st Mariner Bancorp is a bank holding company with total assets of $1.38 billion.  Its wholly owned banking subsidiary, 1st Mariner Bank, operates 21 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Carroll counties in Maryland, and the City of Baltimore. 1st Mariner Mortgage, a division of 1st Mariner Bank, operates retail offices in Central Maryland, the Eastern Shore of Maryland, and portions of Northern Virginia. 1st Mariner also operates direct marketing mortgage operations in Baltimore.  1st Mariner Bancorp's common stock is quoted on the OTC Bulletin Board under the symbol "FMAR". 1st Mariner's Website address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

For more information contact:

Bill Atkinson
Weber Shandwick
410-558-2136
batkinson@webershandwick.com